UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2009
Brookside Technology Holdings Corp.
(Exact name of registrant as specified in its charter)

Florida (State or Other Jurisdiction)	000-52702 (Commission File Number)	20-3634227 (IRS Employer Identification No.)
15500 Roosevelt Blvd,
Suite 101
Clearwater, FL 33760
(Address of principal executive offices) (zip code)
(727) 535-2151
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On November 17, 2009, and as a result of comments the Company received from the SEC in connection with the SEC’s review of the Company’s Form 10-K for the year ended December 31, 2008 and Form 10-Q for the period ended June 30, 2009, the Company’s board of directors concluded that the Company’s previously issued financial statements for the years ended December 31, 2007 and 2008, and each interim quarter contained within such years, and for the quarters ended March 31, 2009 and June 30, 2009, should no longer be relied upon because of an error contained therein regarding the accounting of certain warrants issued in connection with certain financings, which warrants should have been accounted for as a liability under EITF 00-19 based on their fair value as of the date of their issuance because they contain put provisions requiring the Company to redeem the warrants under certain circumstances. The board of directors discussed the forgoing matters with its Chief Financial Officer and the Company’s independent accountant.
As promptly as possible, the Company intends to file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2008 to reclassify these warrants as a liability under SFAS 150 based on their fair value as of December 31, 2007 and 2008.
Further, today, the Company intends to file a Quarterly Report on Form 10-Q, for the period ended September 30, 2009, which will appropriately account for such warrants in accordance with SFAS 150 for the period ended September 30, 2009, and which will additionally disclose the impact of the reclassification of these warrants for changes in fair value as of each balance sheet date since December 31, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brookside Technology Holdings Corp.
By:	/s/ Michael Nole
Michael Nole, Chief Executive Officer

Dated: November 20, 2009